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                                                                 EXHIBIT 10.39.1

                              SEPARATION AGREEMENT
                                [Conformed Copy]


         THIS SEPARATION AGREEMENT (this "Agreement") is entered into as of January 16, 2001, by and between Aperian, Inc., a Delaware corporation ("Aperian"), and Christopher Brickler" ("Mr. Brickler");

                                   WITNESSETH:


         WHEREAS, Mr. Brickler is currently an officer and employee of the Company (as such term is hereinafter defined) and will remain an officer and employee of the Company through January 31, 2001 (the "Resignation Date"); and

         WHEREAS, Mr. Brickler is currently a director of Aperian and will continue as a director beyond the Resignation Date until he resigns or is replaced in accordance with the Certificate of Incorporation and By-laws of Aperian.

         WHEREAS, Mr. Brickler and Aperian are contemporaneously with the execution of this Agreement entering into that certain Advisory Agreement (the "Advisory Agreement"), which Advisory Agreement sets forth the terms and conditions pursuant to which Mr. Brickler will perform certain advisory and other services for Aperian after the Resignation Date; and

         WHEREAS, Mr. Brickler and Aperian have agreed to certain terms and conditions concerning Mr. Brickler's termination of employment with the Company;

         NOW, THEREFORE, for and in consideration of the amounts and benefits to be paid and provided to Mr. Brickler under this Agreement and the mutual promises, covenants, and undertakings contained in this Agreement, and intending to be legally bound, Aperian and Mr. Brickler agree as follows:

         1. RESIGNATION; TRANSITION FROM EMPLOYEE TO CONTRACTOR: Effective as of the Resignation Date, Mr. Brickler resigns as an officer and employee of the Company. For purposes of this Agreement, the term "Company" shall mean Aperian and each of its subsidiaries. From the date hereof through the Resignation Date,
(1) Mr. Brickler shall continue to be an employee of the Company, (2) Mr. Brickler shall receive compensation from the Company at Mr. Brickler's rate of base salary as in effect on the date hereof (3) Mr. Brickler will not be required to perform any duties or report for work to any Aperian location. Effective as of the Resignation Date, Mr. Brickler's employment with the Company shall terminate. As of February 1, 2001, there shall be an independent contractor relationship between Aperian and Mr. Brickler, which relationship shall be governed by the Advisory Agreement. Upon (A) the payment of Mr. Brickler's base salary through the Resignation Date, (B) compliance with Sections 2 and 4 hereof, the Company shall have no



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further obligations to Mr. Brickler for any salary, bonus, or other compensation of any type for services rendered by Mr. Brickler to the Company on or before the Resignation Date.

2. PAYMENTS AND BENEFITS: (a) Aperian will pay Mr. Brickler his basic salary, less normal withholdings through and including January 31, 2001. The final check will be mailed to Mr. Brickler, or at his request available for personal delivery at Aperian's Addison office, on or about January 31, 2001 in accordance with Aperian's normal payroll practices. In addition, Aperian will make a lump sum payment for all accrued but unused vacation days, if any, earned by him. Vacation pay, if any, will be included in the final January 31, 2001 payroll check. Vacation pay will cease accruing as of the Resignation Date.

         (b) Mr. Brickler recognizes that he will not, after the Resignation Date, participate as an employee of Aperian in any option, savings, insurance or other benefit plan of Aperian except to the extent any such plan provides otherwise. Mr. Brickler recognizes that he and his dependents will cease to be eligible for coverage under Aperian's medical and dental insurance plans from and after February 28, 2001. Mr. Brickler will remain entitled to any rights he may have under any benefit plan of Aperian (a) to vested benefits under a benefit plan which by its terms specifically provides for the vesting of benefits, (b) to convert any insured benefits under an employee benefits plan to the extent the plan allows conversion or (c) to maintain his medical insurance in force as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

         3. WAIVER OF SEVERANCE PAYMENT: Mr. Brickler waives, and the Company shall not be required to pay, any other severance pay or severance benefits in connection with the termination of the employment relationship, whether from a severance plan sponsored by the Company or the general assets of the Company. The consideration and remuneration provided for under this Agreement are in lieu of and take the place of any other severance pay or severance benefit, which Mr. Brickler forfeits.

         4. RESTRICTED STOCK AND STOCK OPTIONS: On the Resignation Date, but effective the date hereof, all shares of common stock of Aperian issued to Mr. Brickler pursuant to the Restricted Stock Award Agreement dated October 30, 2000 will become fully vested in accordance with Section 8(b) of such Agreement and shall no longer be subject to any restrictions or risk of forfeiture. All stock options issued to Mr. Brickler which, as of the Resignation Date, are (a) not vested will expire in accordance with the applicable stock option unless exercised prior to such expiration in accordance with such agreement and (b) are vested will continue to be exercisable as provided, and for the periods specified in, the applicable stock option agreements.

         3. NONSOLICITATION OF EMPLOYEES: From the date hereof through January 1, 2002, Mr. Brickler agrees that he shall not, directly or indirectly, for himself or for others, solicit or initiate contact any employee of the Company with regard to terminating his or her employment with the Company, without the written consent of the Chief Executive Officer of Aperian, it being agreed that continuing discussions with individuals who contact Mr. Brickler first on their own initiative with regard to terminating their employment with the Company, shall not be considered solicitation or initiation of contact.



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         4. PUBLISHING STATEMENTS: Each party hereto shall refrain, during the remaining portion of the employment relationship, during the advisory relationship, and after the advisory relationship terminates, from publishing any oral or written statements about the other party, any of its subsidiaries, or any of such entities' officers, directors, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about such other party or any of its subsidiaries, or any of such entities' business affairs, officers, directors, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of such other party or any of its subsidiaries, or any of such parties' officers, directors, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of such other party or any of its subsidiaries, or any of such entities' officers, directors, employees, agents, or representatives; or that place such other party or any of its subsidiaries, or any of such entities' officers, directors, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of such other party or any of its subsidiaries, or any of such entities' officers, directors, employees, agents, or representatives. A violation or threatened violation of this paragraph 6 may be enjoined by the courts. The rights afforded such other party under this paragraph 6 are in addition to any and all rights and remedies otherwise afforded by law. Notwithstanding the foregoing, (a) nothing in this paragraph 6 shall be interpreted to mean that Mr. Brickler will be constrained from making responsible statements as to his business judgment on material corporate matters affecting the Company and (b) the provisions of this paragraph 6 shall cease to apply two years after Mr. Brickler is no longer an employee, director, advisor or consultant of Aperian.

         5. MUTUAL RELEASE AND INDEMNITY:

                  (a) Mr. Brickler, on his behalf and on behalf of his representatives, heirs, administrators, executors, and assigns, and on behalf of any other persons or entities claiming by, through, or under Mr. Brickler, does hereby fully release, acquit and forever discharge the Company and its employees, officers, directors, trustees, committee-members, Boards, members of such Boards, chairmen of the boards, shareholders, contractors, consultants, agents, representatives, attorneys, successors, and assigns (the "Released Entities"), from and against any and all of Mr. Brickler's rights, claims, charges, demands, and causes of action against the Released Entities of any kind or character, both past and present, known or unknown, including but not limited to those arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, and the Employee Retirement Income Security Act of 1974, all as amended, and any other state or federal statute, regulation or the common law (contract, tort or other), which relate to Mr. Brickler's employment or termination of employment with the Company, including but not limited to any alleged discriminatory or retaliatory employment practices, any matter relating to or arising under any employment agreement with the Company, any and all prior discussions, representations, understandings, or agreements between, on the one hand, the Company and/or its agents, representatives, attorneys, or contractors, and, on the other hand, Mr. Brickler or his agents or representatives, regarding his employment and termination of employment with the Company or services heretofore rendered to the Company, or any other matter whatsoever. Notwithstanding the preceding provisions of this paragraph 7(a), this release
(1) shall not serve to waive or release any of Mr. Brickler's rights or claims that may arise after the date this Agreement is executed and (2) shall not affect any future obligation which the Company may



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have to Mr. Brickler under the terms of this Agreement or the Advisory
Agreement. Mr. Brickler acknowledges and agrees that he has been given an adequate period to consider this Agreement and this release, that he was advised by the Company to consult an attorney, and that he has in fact consulted an attorney prior to executing this Agreement and this release. Mr. Brickler understands that this Agreement and this release are not revocable in whole or in part.

                  (b) The Company hereby unconditionally and irrevocably forever releases and discharges Mr. Brickler from all claims, charges, complaints, obligations, liabilities, promises, agreements, contracts, damages, causes of action, suits, accrued benefits or other liabilities of any kind or character, whether known or hereafter discovered, arising from or in any way connected with or related to Mr. Brickler's past service as an officer or employee of the Company; provided, however, that such release (A) shall not apply to any claims, demands or causes of action that the Company may have against Mr. Brickler for past conduct that constitutes a felony, (B) shall not serve to waive or release any rights or claims of the Company that may arise after the date this Agreement is executed, (C) shall not serve to waive or release any rights or claims of the Company that arise out of Mr. Brickler's status as a director of the Company and
(D) shall not affect any future obligation which Mr. Brickler may have to the Company under the terms of this Agreement or the Advisory Agreement.

                  (c) It is expressly agreed that no future disputes between (1) any of the Company or any of the Released Entities, and (2) Mr. Brickler, whether under this Agreement or otherwise, shall in any way affect the enforceability of the releases granted above.

         6. NOTICES: For purposes of this Agreement, notice, demands and all other communications between the parties shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to Mr. Brickler:

                  Mr. Christopher Brickler
                  2220 Canton, #505
                  Dallas, Texas 75201

         If to Aperian or the Company:

                  Aperian, Inc.
                  Attn:  Robert J. Gibbs, Chairman
                  14131 Midway Road, Suite 800
                  Addison, Texas  75001

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.



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         7. WITHHOLDING OF TAXES: The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling.

         8. SUCCESSOR OBLIGATIONS AND ASSIGNMENT: The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Mr. Brickler can freely assign any rights accruing to him under this Agreement (other than rights pursuant to any plan which are not assignable under the terms of such plan) to any associated party subject to the consent of Aperian, which consent shall not be unreasonably withheld.

         9. AMENDMENT: This Agreement may not be modified except by an agreement in writing executed by both Aperian and Mr. Brickler.

         10. GOVERNING LAWS: This Agreement shall be subject to and governed by the laws of the State of Texas, without giving effect to principles of conflicts of law.

         11. VALIDITY: In the event that any portion or provision of this Agreement is found to be invalid or unenforceable, such invalid or unenforceable portion shall be severed and the remainder of this Agreement shall remain valid and enforceable.

         12. COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         13. EFFECT OF AGREEMENT: The terms of this Agreement shall supersede any obligations and rights of the Company and Mr. Brickler relating to the subject matter hereof. However, nothing in this Agreement shall be construed to diminish in any way the rights of Mr. Brickler or the Company pursuant to the Advisory Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  APERIAN, INC.



                                  BY:  /s/ ROBERT J. GIBBS
                                     -------------------------
                                     ROBERT J. GIBBS, CHAIRMAN



                                      /s/ CHRISTOPHER BRICKLER
                                     -------------------------
                                     CHRISTOPHER BRICKLER



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